Faegre Baker Daniels LLP 3200 Wells Fargo Center 1700 Lincoln Street Denver, Colorado 80203 Phone +1 303 607 3500 Fax +1 303 607 3600

October 23, 2017

Glowpoint, Inc.
1776 Lincoln Street, Suite 1300
Denver, Colorado 80203

Re:     Glowpoint, Inc.

Ladies and Gentlemen:
We have acted as counsel to Glowpoint, Inc., a Delaware corporation, (the “Company”), in connection with the preparation and filing of a prospectus supplement dated October 23, 2017 (the “Prospectus Supplement”) to the prospectus dated January 28, 2016 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to that certain Purchase Agreement dated October 23, 2017 (the “Purchase Agreement”), by and among the Company and each purchaser identified on the signature pages thereto (the “Purchase”), of 2,800 shares (the “Preferred Shares”) of the Company’s 0% Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) offered pursuant to the Prospectus. The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-209013) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Preferred Shares are to be convertible into shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The Preferred Shares are to be sold by the Company as described in the Prospectus Supplement.
In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below, (ii) assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that due authorization by the Company is not assumed), (iii) assumed the filing of Series B Certificate of Designation (as defined in the Purchase Agreement) with the Secretary of State of the State of Delaware and (iv) assumed that, if issued as certificated shares, certificates representing the Preferred Shares and the Conversion Shares have been duly executed by authorized officers of the Company and registered by the Company or its transfer agent/registrar and delivered on behalf of the Company, or, if issued as uncertificated shares, have been issued upon authorization thereof by action of the Company’s Board of Directors or the Pricing Committee and the Company will send within a reasonable time after issuance thereof to each registered owner of the Preferred Shares a written notice informing such owner that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class or series of the Company’s Preferred Stock and the qualifications, limitations or restrictions of such preferences and/

US.114367089.03

or rights. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.
With respect to the Conversion Shares, we express no opinion to the extent that (i) notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Preferred Shares to be convertible into more shares of the Common Stock than the number of shares that then remain authorized but unissued, or (ii) future actions may cause the per share conversion price of the Conversion Shares to fall below the minimum per share consideration (i.e., par value) permitted by the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion (i) that the Preferred Shares, when sold in accordance with the Registration Statement and the Prospectus and paid for in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable, and (ii) the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Series B Preferred Stock, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
FAEGRE BAKER DANIELS LLP

By: /s/ Jeffrey A. Sherman
Jeffrey A. Sherman, Partner